EXHIBIT 10.88(b)

March 14, 2024
Strictly Private and Confidential – Hand Delivered

David Shear
President, International

Dear David:

We confirm our recent discussion during which you were advised that your employment with Burger King Europe GmbH (“BKE”), PLK Europe GmbH (“PLK”), Tim Hortons Restaurants International GmbH (“TH”), Firehouse Subs Europe GmbH (“FHS”) (BKE, PLK, TH and FHS, collectively, the “Companies”) is being terminated, without cause, effective March 1, 2025 (the “Separation Date”).

We refer you to the Offer Letter between the Companies and you, dated December 8, 2020 (as amended from time to time, including by amendment dated of even date herewith, the “Employment Agreement”).

From March 14, 2024 until the Separation Date, you will continue to work with the Companies in a new role, as advisor to its President, International, during which time you shall have such duties and responsibilities as are consistent with this role as the Chief Executive Officer of Restaurant Brands International Inc. (“RBI”) specifies from time to time. All compensation and benefits during the remaining term of your employment will be as set forth in the Employment Agreement, as amended.

This letter agreement (the “Agreement”) sets out the separation benefits that we are prepared to provide you in connection with the termination of your employment with the Companies, if you remain employed by the Companies until the Separation Date. For the avoidance of doubt, your employment remains subject to termination by the Companies “for cause” prior to the Separation Date, pursuant to Section 7(b) of the Employment Agreement.

1.SEPARATION BENEFITS. In exchange for the releases and covenants set out in this Agreement, we will provide you with the following payments and benefits (the “Separation Benefits”):

(a)Payment in Lieu of Health and Welfare Benefits. You will be eligible to receive a one-time lump sum payment in the gross amount of $42,000 as soon as practicable following the Separation Date, such payment to be made to you in lieu of any post-employment continuation of heath and welfare benefits for you and your immediate family members following the Separation Date.

(b)Bonus Payment. You will not be eligible to participate in or receive any further bonus or incentive payments under BKE’s Annual Bonus Program or any other bonus plan or program following the 2023 performance year.

(c)Vacation Pay. You agree that prior to the Separation Date, you will utilize all of your accrued but unused vacation entitlement, in accordance with the terms of BKE’s Vacation Policy.

(d)Equity Plan Benefits. The terms and conditions relating to the treatment of your options, restricted stock unit or other equity awards in respect of the common stock of RBI, if any, following the termination of your employment are as described in the applicable RBI equity incentive plan(s), and the award agreements issued to you pursuant to such plan(s) (the “Award Agreements”). A summary of the Award Agreements and applicable vesting is set forth on Schedule 1. All information set forth in Schedule 1 is for informational purposes only, and in the event of a conflict between the information set forth in Schedule 1 and any of the Award Agreements, the applicable Award Agreement shall control. For the avoidance of doubt, the unvested portions of each equity award are automatically forfeited as of the Separation Date. Additionally, the exercise of options or sale of any common stock of RBI may be subject to pre-clearance from the Legal Department for a period of time following the Separation Date in accordance with RBI’s Insider Trading Policy.

(e)Tax Equalization and Tax Preparation. The tax equalization and tax preparation obligations set forth in the letter agreement between BKE and you, dated April 30, 2021 (the “Tax Equalization Letter”), shall survive termination of the Employment Agreement, including but not limited to equalization for taxes assessed on exercises or settlements of employment-based equity compensation in respect of the common stock of RBI granted to you during the term of your employment with the Companies or any of their respective affiliates. For the avoidance of doubt, the obligations set forth in the Tax Equalization Letter (i) shall continue through any tax year for which you must file an individual tax return in Switzerland as a result of your employment with the Companies or any of their respective affiliates, and (ii) shall apply only to the host country of Switzerland and the home country of the United States of America, excluding any taxes that may be imposed by any country to which you may relocate other than Switzerland or the United States of America and excluding any taxes that may be imposed by any state or local government should you relocate to the United States of America.

(f)Relocation Benefits. You will be eligible for relocation benefits in connection with your relocation from Switzerland to a city in the United States of America of your choosing, provided that such relocation occurs no later than June 30, 2025. Such relocation benefits comprise a miscellaneous allowance and household goods move, as well as one-way return flights and temporary housing for you and your immediate family for a period of up to sixty days, all of which will be determined in accordance with BKE’s mobility policies.

Except as specifically set out above, all other payments and benefits will cease as of the Separation Date.

2.SPECIFIC AGREEMENTS

(a)Expenses. You agree to submit any outstanding business expenses by the Separation Date. Such expenses, if incurred in accordance with BKE’s policy, will be reimbursed to you within 30 days after the Separation Date.

(b)Employment Certificate. The Companies will issue to you an employment certificate within 10 days after the Separation Date.

3.PAYMENTS; ACCORD AND SATISFACTION.

(a)All payments and benefits under this Agreement shall be subject to applicable tax and employment withholdings. You agree that, except as provided in the Tax Equalization Letter, you are responsible for all applicable taxes and contributions relating to the payments and benefits under this Agreement, and the Companies are not providing you with any representations regarding tax obligations or consequences that may arise from this Agreement. Additionally, you agree that, other than as specifically set forth in this Agreement, you are not due any compensation or benefits, including without limitation, compensation for unpaid salary, unpaid bonus, commissions, severance, or accrued or unused vacation time or vacation pay, arising from or relating to your employment with the Companies or any of their respective affiliates, or the termination of your employment.

(b)You agree to authorize any one or more of the Companies to deduct from your Separation Benefits (to the extent applicable) any payments due for underpayment of medical, dental and/or vision coverage incurred prior to the commencement of the Separation Benefits.

4.GENERAL RELEASE. As a condition of receiving the Separation Benefits, you, on your own behalf and on behalf of your successors, heirs, beneficiaries, agents, assigns, and representatives, voluntarily agree to waive and release the Companies and their respective parents, subsidiaries, predecessors, affiliated entities, successors and assigns, together with each of those entities' respective employee benefit plans and programs and the administrators and fiduciaries of such plans and programs, current and former owners, officers, directors, partners, shareholders, employees, agents, representatives, fiduciaries, insurers and reinsurers, franchisees and administrators, both individually or in their business capacity (collectively, the “Releasees”), from any and all claims and actions that you may have as of the date of this Agreement or thereafter, whether known or unknown, including but not limited to those relating in any way to your employment, or the termination of your employment, with the Companies. This includes, but is not limited to, a release of any and all claims of discrimination, harassment, whistle blowing or retaliation in employment; any theory of libel, slander, breach of contract (oral or written, express or implied), wrongful dismissal, detrimental reliance, intentional infliction of emotional distress, tort, or any other theory; and any actions for uncompensated expenses, severance pay, incentive pay, or any other form of compensation or benefits; provided, however, that nothing contained herein shall affect your rights to enforce this Agreement or the indemnification obligations of the Companies and their respective affiliates as set forth in Section 10 of this Agreement.

You acknowledge and agree that this Agreement is concluded to your advantage and reflects a balanced compromise between the interests of the parties.

In addition, by signing this Agreement, you agree that an extension of your employment relationship beyond March 1, 2025, for any reason whatsoever (e.g. illness, accident), is expressly excluded.

As a condition of receiving the Separation Benefits, in the event that you execute this Agreement prior to the Separation Date, you must also execute the General Release attached as

Schedule 2 to this Agreement on the Separation Date and return the signed original to Jill Granat, General Counsel, within two (2) business days from such date.

5.NO OTHER CLAIMS. You affirm that you:

(a)are not a party to, and have not filed or caused to be filed, any claim, complaint, or action against any Releasees in any forum;

(b)have been paid in full by the Companies and their respective affiliates for all labor or services performed and for all vacation or paid time off owed to you;

(c)have no known workplace injuries or occupational diseases and have been provided any and all leave requested under the Family and Medical Leave Act or related State or local leave or disability accommodation laws; and

(d)you have not complained of, and are not aware of, any (i) significant violation of U.S. or Canadian securities laws or rules; (ii) breach of the RBI Code of Business Ethics and Conduct; or (iii) any other fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by any one or more of the Companies, any of their respective affiliates, and/or any of their respective employees; and you have disclosed to the Companies any information you have concerning any conduct involving any one or more of the Companies, any of their respective affiliates, and/or any of their respective employees that you have any reason to believe may be unlawful.

6.NO ADMISSION OF WRONGDOING. By signing this Agreement, you agree that the Releasees do not admit any wrongdoing or violation of any law. The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by the Releasees of any liability, error, violation, or omission.

7.RESTRICTIVE COVENANTS.

(a)Covenants Agreement. Notwithstanding the cessation of your employment with the Companies and in consideration of the payments and benefits set out in this Agreement, you represent and warrant that you have abided by and will continue to abide by all of the obligations set out in Section 8 of the Employment Agreement, and additionally and for greater certainty, you confirm and agree that, the provisions of Section 8 of the Employment Agreement, including subsections (a)(i), (a)(ii), (a)(iii), (a)(iv), (a)(v), (b) and (f) thereof shall survive the termination of your employment and shall be enforceable following such termination in accordance with their terms.

(b)Non-Disparagement. You agree not to directly or indirectly take any actions or make any statements that criticize, ridicule, disparage or are otherwise derogatory to any one or more of the Companies and/or Releasees or any of their respective products or services, advertising or marketing programs, financial status or businesses, or that damage or are intended to damage any one or more of the Companies and/or Releasees in any of their respective business relationships, or encourage the making of such statement or the taking of such actions by someone else.

(c)Return of Property. You agree to return to the Companies all property of any of the Companies and their respective affiliates (including electronically stored information) by no later than the Separation Date. You agree that you will not retain any physical or electronic copies, duplicates, reproductions or excerpts of such material or documents.

(d)Franchisee Activities. In addition to, and not by way of limitation of, any of the covenants set forth elsewhere herein, you agree that you will not, whether on your own behalf or in conjunction with or on behalf of any other person, directly or indirectly, solicit, or assist in soliciting, offer, or entice, consult, provide advice to, or otherwise be involved with, a franchisee of (or an operator under an operating/license agreement with) any one or more of the Companies and/or Releasees, to engage in any act or activity, whether individually or collectively with other franchisees, operators, or persons, that is adverse or contrary to the direct or indirect interests of any one or more of the Companies, or the business, financial, or general relationship of any of their respective affiliates with such franchisees and operators. Such prohibited activities include but are not limited to the organization or facilitation of, or provision of management services to, an association or organization of franchisees/operators with respect to the business or any other relationship that such franchisees/operators have with any one or more of the Companies and/or Releasees, including but not limited to any such organization or association that would act as an additional layer of negotiations between any one or more of the Companies or any of their respective affiliates and any of their franchisees/operators.

(e)Equitable Relief. You acknowledge and agree that a breach by you of this Section 7 will be deemed a material breach of this Agreement and that remedies at law will be inadequate to protect the Companies and their respective affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Companies, you agree to the granting in favour of the Companies and/or any of their respective affiliates, as applicable, of injunctive relief by a court of competent jurisdiction in connection with any such breach or violation without proof of irreparable harm, plus legal fees and costs to enforce these provisions.

(f)Tolling.    If you violate any provision of this Section 7 during a specific time period in which you are prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

(g)Resignation upon Termination. Once signed by you, this Agreement represents your resignation, effective as of March 14, 2024, from all board and board committee memberships and other positions which you may hold with any of the Companies, RBI, their respective subsidiaries and affiliates, and their respective charitable foundations, as applicable, other than as advisor to President, International, as provided in this Agreement, through the Separation Date. You agree to execute and return to the Companies, within two (2) business days following your execution of this Agreement, a letter separately naming all entities with which you hold such board, committee and other positions and confirming your resignation.

8.COOPERATION. You agree to cooperate with the Companies and any of their respective agents and counsel, in connection with any legal matters, including but not limited to any litigation,

arbitration, potential litigation or arbitration, investigation, inquiry, or other proceeding, including any regulatory or law enforcement investigation, inquiry, or proceeding. This cooperation obligation includes providing truthful information and/or testimony, and meeting with the Companies and their respective agents and counsel at times and places that the Companies may reasonably request. You agree that you are not entitled to any compensation or payment for any time spent to fulfill the cooperation obligations, other than reimbursement for reasonable travel costs.

9.COMPANIES’ RIGHT OF SET-OFF. If you have any outstanding debt, obligation, or other liability representing an amount owing to any of the Companies and/or any of their respective affiliates at any time that you are entitled to payment of Separation Benefits under this Agreement, then the Companies or any such affiliate or affiliates, as applicable, may, to the extent permitted by applicable law, offset such amount so owing against the unpaid balance of the Separation Benefits otherwise payable.

10.INDEMNIFICATION. The Companies agree that the indemnification obligations set forth in the Articles of the Companies and the Bylaws of RBI shall survive termination of your employment with the Companies and, subject to the limitations of such indemnification obligations, the Companies will advance all expenses incurred by you in connection with the defense, settlement or appeal of any proceeding or action to which you are a party (or are threatened to be made a party) arising out of your status, capacity or activities as an officer or director of the Companies or as an officer of RBI, as applicable, to the extent permitted under applicable law. Your right to indemnification pursuant to this Agreement is not exclusive of other rights you may have pursuant to any agreement with a third party by way of insurance, indemnification or otherwise.

11.ENTIRE AGREEMENT, MODIFICATIONS AND TERMINATION OF EMPLOYMENT AGREEMENT. This Agreement sets forth the entire agreement between the parties regarding the subject matter of this Agreement and supersedes any and all prior representations, agreements, or understandings between the parties regarding the subject matter of this Agreement. This Agreement may not be modified or amended except by a written agreement signed by both parties. This Agreement may be executed in counterparts (including by electronic copy), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. For the avoidance of doubt, any and all offer letters and employment agreements between you and the Companies and/or any of their respective affiliates, including the Employment Agreements, are terminated as of the Separation Date, and the Companies and you waive any right to notice either of you may have thereunder.

12.ACCIDENT AND LOSS OF EARNINGS INSURANCES. You acknowledge that BKE’s accident insurance coverage will expire on the Separation Date. The Companies therefore recommends that you take out accident insurance or change the terms of your current medical insurance to cover risks of non-occupational accidents if you have not entered into an employment relationship with another company in Switzerland after the Separation Date.

You acknowledge that, after the Separation Date, you will no longer be insured by BKE’s collective insurance for loss of earnings in case of illness. You acknowledge that you have to undertake the necessary steps in writing with BKE's insurance provider within three months after the Separation Date if you want to continue such insurance on an individual basis.

13.REMEDIES AND TERMINATION OF SEVERANCE.

(a)Breach of this Agreement. In the event that you breach any of the terms of this Agreement, including but not limited to the restrictive covenants set out in Section 7 of this Agreement, such breach shall be a complete failure of consideration in favour of the Companies and, accordingly, you will be liable, in addition to any other remedy the Companies or any of their respective affiliates may have, to repay to the Companies any and all amounts previously paid to you hereunder. Furthermore, all payments contemplated hereunder but not yet made to you as of the time of such breach are subject to offset by the Companies to compensate the Companies for damage or loss suffered in the event that you breach any of the terms of this Agreement. Such remedies shall be in addition to any other remedies available to the Companies at law or in equity as a result of your breach of this Agreement, including the Companies’ right to obtain a temporary restraining order, preliminary injunction, or other injunctive relief. The prevailing party in any action required to invoke this Agreement as a defense or enforce this Agreement will be entitled to the payment of legal fees and costs by the non-prevailing party. Any claim or counterclaim by any one or more of the Companies or any of their respective affiliates to enforce this Agreement shall not be deemed retaliatory.

(b)After-Acquired Cause. If the Companies determine in good faith that your employment could have been terminated “for cause” (as defined in Section 7(b) of the Employment Agreement), you understand and agree that the Companies and their respective affiliates have the right to withhold payment of, and in such instance, you will forfeit, any unpaid portion of the Separation Benefits, and you shall be deemed to have been terminated for cause. You further agree that any portion(s) of the Separation Benefits paid to you to that point constitutes adequate and sufficient consideration for the promises you make in this Agreement and that you will be subject to further legal action for damages and equitable relief. For purposes of this Agreement, the term “for cause” shall be defined to include: (i) a material violation by you of any of the policies of BKE, PLK, TH and/or FHS; (ii) your willful misconduct or negligence that has caused or is reasonably expected to result in demonstrable injury to the business, reputation or prospects of any one or more of the Companies or any of their respective affiliates; (iii) your fraud or misappropriation of funds; (iv) the commission by you of an offense under any applicable criminal code or other serious crime involving moral turpitude; or (v) such other acts or omissions that constitute just cause under applicable law.

14.GOVERNING LAW AND PLACE OF JURISDICTION. This Agreement shall in all respects be governed exclusively by, and construed and interpreted in accordance with, the laws of Switzerland without giving effect to any choice or conflict of laws provision or rule thereof. The place of jurisdiction shall be determined in accordance with applicable law.

15.ASSIGNMENT. This Agreement may be assigned by the Companies with or without your consent and is binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns.

16.MISCELLANEOUS. If any provision of this Agreement is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other terms and conditions contained in this Agreement. This Agreement may not be changed unless the changes are in writing and signed by you and proper representatives of the Companies.

Notwithstanding anything in this Agreement that might otherwise be construed to the contrary, your post-employment restrictions under this Agreement shall supplement and not replace or eliminate any similar or overlapping restrictions you may be subject to under existing agreements you may have that concern the protection of confidential information and/or trade secrets, assignment of inventions or other ownership rights concerning intellectual property (inventions, copyright eligible works, trademarks, or otherwise), and any other obligations. Your obligations under all such existing agreements, if any, apply, are expressly preserved and shall remain in effect to preserve and protect the legitimate business interests of the Companies and their respective affiliates to the maximum extent allowed by law.

If you choose to accept the terms set forth in this Agreement, please sign below and return one signed copy of this Agreement to Jill Granat. Please contact Jill Granat at jgranat@rbi.com regarding any inquiries or assistance you require.

Sincerely,

BURGER KING EUROPE GMBH By: _/s/ Susan Dean________________________ Name:_Susan Dean ________________________ Title:_Authorized Signatory__________________	TIM HORTONS RESTAURANTS INTERNATIONAL GMBH By: _/s/ Susan Dean________________________ Name:_Susan Dean__________________________ Title:_Director_____________________________

PLK EUROPE GMBH By: _/s/ Susan Dean________________________ Name:_Susan Dean__________________________ Title:_Director_____________________________	FIREHOUSE SUBS EUROPE GMBH By: _/s/ Susan Dean________________________ Name:_Susan Dean__________________________ Title:_Director_____________________________

I, David Shear, acknowledge that (i) I had sufficient time to consider this Agreement before signing it; (ii) I had an opportunity to review and obtain independent legal advice with respect to the details of this Agreement; (iii) I am executing this Agreement voluntarily and without having been forced or pressured in any way to sign it; and (iv) I am releasing the Companies and their respective affiliates from any and all claims I may have, known or unknown, in exchange for the benefits described in this Agreement, and these benefits are in addition to any benefit I would have otherwise received if I did not sign this Agreement.

/s/ David Shear
David Shear

_March 13, 2024_____________________________
Date

Schedule 1

Summary of Equity Awards

				Separation Date:	03/01/25

				Pro-rata Vesting, assuming termination without cause on March 1, 2025
Award Type	Grant Date	Vest Date	# Granted**	Vested %	Forfeit %

2020 PSU Award	21-Feb-2020	21-Feb-2025	25,000	100%	0%
2020 PSU Award	14-Dec-2020	21-Feb-2025	20,000	100%	0%
2022 PSU Award	20-April-2022	25-Feb-2025	59,780	100%*	0%
2023 PSU Award	22-Feb-2023	22-Feb-2026	73,800	67%*	33%
2024 PSU Award	23-Feb-2024	15-Mar-2027	59,697	0%	100%

2020 Stock Option	21-Feb-2020	21-Feb-2025	25,000	100%	0%

2019 Additional Matching RSU	22-Feb-2020	31-Dec-2024	3,016	100%	0%
2019 Base Matching RSU	22-Feb-2020	31-Dec-2024	3,016	100%	0%
2020 Matching RSU	19-Feb-2021	25% each on 31-Dec-2021, 2022, 2023 & 2024	10,701	100% (75% has settled; an additional 25% is scheduled to vest and settle prior to Separation Date)	0%
2021 Matching RSU	25-Feb-2022	25% each on 31-Dec-2022, 2023, 2024 & 2025	18,990	75% (50% has settled; an additional 25% is scheduled to vest and settle prior to Separation Date)	25%
2022 Matching RSU	22-Feb-2023	25% each on 15-Dec-2023, 2024, 2025 & 2026	21,970	50% (25% has settled; an additional 25% is scheduled to vest and settle prior to Separation Date)	50%
2023 Matching RSU	23-Feb-2024	25% each on 15-Dec-2024, 2025, 2026 & 2027	13,925	25% (0% has settled; an additional 25% is scheduled to vest and settle prior to Separation Date)	75%

*Subject to achievement of the performance targets set forth in the applicable award agreement, and in the case of the 2023 RBI PSU Award, vesting and settlement will occur following determination of number of earned performance units at the end of the performance period.

** The number of units granted does not include dividend equivalent rights to which you may be entitled, if any.

NOTE: This Summary was created for informational purposes only and does not serve to amend any of your Award Agreements. Please refer to your Award Agreements, as they may have been amended, for the terms and conditions of your equity awards.

Schedule 2

General Release of All Claims

In consideration of the agreements set forth in and the benefits provided by Burger King Europe GmbH (“BKE”), PLK Europe GmbH (“PLK”), Tim Hortons Restaurants International GmbH (“TH”), Firehouse Subs Europe GmbH (“FHS”) (BKE, PLK, TH and FHS, collectively, the “Companies”) under the Separation Agreement and General Release between the Companies and David Shear (“you”) dated March 14, 2024 (the “Separation Agreement”), you, on your own behalf and on behalf of your successors, heirs, beneficiaries, agents, assigns, and representatives, voluntarily agree to waive and release the Companies and their respective parents, subsidiaries, predecessors, affiliated entities, successors and assigns, together with each of those entities' respective employee benefit plans and programs and the administrators and fiduciaries of such plans and programs, current and former owners, officers, directors, partners, shareholders, employees, agents, representatives, fiduciaries, insurers and reinsurers, franchisees and administrators, both individually or in their business capacity (collectively, the “Releasees”), from any and all claims and actions that you have or may have as of the date of this General Release or thereafter, whether known or unknown, including but not limited to those relating in any way to your employment, or the termination of your employment, with the Companies. This includes, but is not limited to, a release of any and all claims of discrimination, harassment, whistle blowing or retaliation in employment; any theory of libel, slander, breach of contract (oral or written, express or implied), wrongful dismissal, detrimental reliance, intentional infliction of emotional distress, tort, or any other theory; and any actions for uncompensated expenses, severance pay, incentive pay, or any other form of compensation or benefits; provided, however, that nothing contained herein shall affect your rights to enforce the Separation Agreement or the indemnification obligations of the Companies and their respective affiliates as set forth in Section 10 thereof.

You acknowledge and agree that this Agreement is concluded to your advantage and reflects a balanced compromise between the interests of the parties.

In addition, by signing this Agreement, you agree that an extension of your employment relationship beyond March 1, 2025, for any reason whatsoever (e.g. illness, accident), is expressly excluded.

David Shear

Signature	Date